Exhibit 1.1

MEDICIS PHARMACEUTICAL CORPORATION

1.375% CONVERTIBLE SENIOR NOTES DUE 2017

UNDERWRITING AGREEMENT

May 10, 2012

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

c/o Deutsche Bank Securities Inc.

60 Wall Street, 4th Floor

New York, New York 10005

as the representatives (the “Representatives”)

of the several Underwriters named in Schedule II hereto

Ladies and Gentlemen:

Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), 450,000,000 of its 1.375% Convertible Senior Notes due 2017 (the “Firm Securities”), to be issued under the indenture dated as of May 16, 2012 between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, to be dated as of May 16, 2012, between the Company and the Trustee (the “Indenture”). The Company also proposes to issue and sell to the several Underwriters an additional principal amount of its 1.375% Convertible Senior Notes due 2017 not exceeding 50,000,000 (the “Additional Securities”), if and to the extent that the Representatives shall have determined to exercise, on behalf of the Underwriters, the right to purchase such amount of securities granted to the Underwriters in Section 2 hereof. The Firm Securities and the Additional Securities are hereinafter collectively referred to as the “Securities.” The Securities are convertible into cash or a combination of cash and shares of the Company’s common stock, par value $0.014 per share (the “Common Stock”). The shares of Common Stock into which the Securities are convertible are hereinafter collectively referred to as the “Underlying Shares.” If the firm or firms listed in Schedule II hereto include only the Representatives, then the terms “Underwriters” and “Representatives” as used herein shall each be deemed to refer to such firm or firms.

In connection with the offering of the Securities, the Company is entering into convertible note hedge and warrant transactions with one or more of the Underwriters or affiliates thereof (the “Hedge and Warrant Counterparties”) pursuant to convertible note hedge confirmation letters and warrant confirmation letters (the “Warrant Documentation”), dated the date hereof, to the form of the ISDA 2002 Master Agreement (the “Base Hedge and Warrant Documentation”), and in connection with the issuance of any Additional Securities, the Company and the Hedge and Warrant Counterparties may enter into additional convertible note hedge and warrant transactions pursuant to additional convertible note hedge confirmation letters and additional warrant confirmation letters (the “Additional Warrant Documentation”), dated the date of issuance of such Additional Securities, to the form of the ISDA 2002 Master Agreement (the “Additional Hedge and Warrant Documentation” and together with the Base Hedge and Warrant Documentation, the “Hedge and Warrant Documentation”). This Agreement, the Indenture, the Securities and the Hedge and Warrant Documentation are referred to herein collectively as the “Operative Documents.”

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, including a prospectus, (the file number of which is 333-181292) on Form S-3, relating to securities (the “Shelf Securities”), including the Securities and the Underlying Shares, to be issued from time to time by the Company. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement,” and the related prospectus covering the Shelf Securities dated May 10, 2012, in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Basic Prospectus.”

The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Securities in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means the preliminary form of the Prospectus dated May 10, 2012, and distributed to the prospective purchasers of the Securities. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the preliminary prospectus together with the free writing prospectuses each identified in Schedule III hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person.

As used herein, the terms “Registration Statement,” “Basic Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, the preliminary prospectus or free writing prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1. Representations and Warranties of the Company. The Company represents and warrants to and agrees with each of the Underwriters that:

(a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the Commission.

(b) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement and the Prospectus comply, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (v) the Time of Sale Prospectus does not, and at the time of each sale of the Securities in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date (as defined in Section 4), the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vi) as of 7:00 AM Eastern Daylight Time on May 11, 2012, each broadly available road show, if any, when considered together with the Time of Sale Prospectus, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vii) as of its date and as of the Closing Date and any Option Closing Date, the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to (A) statements in or omissions from the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use therein or (B) that part of the Registration Statement that constitutes the Statement of Eligibility (Form T-1) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), of the Trustee and (viii) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(c) The Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement. The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule III hereto, and electronic road shows each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

(d) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a material adverse effect on the business, property, management, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (“Material Adverse Effect”).

(e) Each “significant subsidiary” (as defined in Regulation S-X of the Securities Act) of the Company has been duly incorporated or organized, is validly existing as a corporation or other legal entity, is in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate or other power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued shares of capital stock or other equity interests of each such subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except where the existence of such liens, encumbrances or claims would not, individually or in the aggregate, have a Material Adverse Effect.

(f) This Agreement has been duly authorized, executed and delivered by the Company.

(g) The authorized capital stock of the Company conforms in all material respects as to legal matters to the description thereof contained in each of the Time of Sale Prospectus and the Prospectus.

(h) The shares of Common Stock outstanding prior to the issuance of the Securities have been duly authorized and are validly issued, fully paid and non-assessable. Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into cash or a combination of cash and Underlying Shares in accordance with the terms of the Securities; the Underlying Shares reserved for issuance upon conversion of the Securities in accordance with the terms of the Securities and the Indenture have been duly authorized and reserved and, when issued and delivered in accordance with the terms of the Securities and the Indenture, will be validly issued, fully paid and non-assessable, and the issuance of such Underlying Shares will not be subject to any preemptive or similar rights.

(i) The Indenture has been duly qualified under the Trust Indenture Act and has been duly authorized by the Company and, when executed and delivered by the Company (assuming the due authorization, execution and delivery by the Trustee), will be a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

(j) The Securities and performance by the Company of its obligations thereunder have been duly authorized and, when executed, authenticated and issued in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, the Securities will be valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture.

(k) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and each Operative Document will not contravene (i) any provision of applicable law, (ii) the certificate of incorporation or by-laws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, except with respect to clauses (i), (iii) and (iv), for any such contravention that would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under any Operative Document, except (i) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities or the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) in connection with the issue and sale of the Securities by the Company, (ii) with respect to the approval of the listing of the Underlying Shares on the New York Stock Exchange and approval of the listing on the New York Stock Exchange of shares issuable pursuant to the Warrant Documentation and any Additional Warrant Documentation, or (iii) where the failure to obtain or make such consent, approval, authorization, order, registration or qualification would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by the Time of Sale Prospectus.

(l) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus.

(m) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Time of Sale Prospectus and proceedings that would not, individually or in the aggregate, have a Material Adverse Effect, or materially adversely affect the power or ability of the Company to perform its obligations under any Operative Document or to consummate the transactions contemplated by the Time of Sale Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents of a character that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(n) Each preliminary prospectus filed as part of the registration statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(o) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus and the transactions contemplated by the Hedge and Warrant Documentation will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(p) Except as disclosed in the Time of Sale Prospectus, each of the Company and its subsidiaries own or possess the valid and enforceable right to use all patents, patent rights, trademarks, trade names, service marks, service names, logos, trade dress, domain names, goodwill associated with the foregoing, copyrights, license rights, inventions, computer software, technology, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights (including all registrations and applications for registration of the foregoing, as applicable) (collectively, “Intellectual Property”) reasonably necessary to carry on the business of the Company and its subsidiaries, taken as a whole, in all material respects. To the Company’s knowledge, neither the Company nor any of its subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any person or entity. Except as disclosed in the Time of Sale Prospectus, there are no outstanding options, licenses or other agreements of any kind relating to any Intellectual Property of the Company or any of its subsidiaries that are material to the Company and its subsidiaries, taken as a whole. Except as disclosed in the Time of Sale Prospectus, neither the Company nor any of its subsidiaries are a party to or bound by any options, licenses or other agreements with respect to any Intellectual Property of any other person or entity that are material to the Company and its subsidiaries, taken as a whole. To the Company’s knowledge, none of the Intellectual Property employed by the Company or any of its subsidiaries has been obtained or is being used by the Company or any of its subsidiaries in violation of any contractual obligation binding on the Company or any of its subsidiaries or any of their respective officers, directors or employees or otherwise in violation of any right of any person. Except as disclosed in the Time of Sale Prospectus or as would not, individually or in the aggregate, have a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others (i) challenging the validity, scope or enforceability of any Intellectual Property owned by or licensed to the Company or any of its subsidiaries or the Company’s or any of its subsidiaries’ rights in any such Intellectual Property or (ii) alleging that (x) the Company or any of its subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any person or entity or (y) the conduct of the business of the Company or any of its subsidiaries as currently conducted or proposed to be conducted in the Time of Sale Prospectus would infringe, misappropriate or otherwise violate any Intellectual Property of any person or entity. Except as disclosed in the Time of Sale Prospectus or as would not, individually or in the aggregate, have a Material Adverse Effect, to the Company’s knowledge, no person or entity has infringed, misappropriated or otherwise violated any Intellectual Property owned by or licensed to the Company or its subsidiaries.

(q) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, have a Material Adverse Effect.

(r) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, have a Material Adverse Effect.

(s) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Securities registered pursuant to the Registration Statement, in each case, other than as disclosed in the Time of Sale Prospectus.

(t) The statements set forth in each of the Time of Sale Prospectus and the Prospectus under the caption “Description of the Notes,” insofar as they purport to constitute a summary of the terms of the Indenture and the Securities, and under the caption “Description of Capital Stock,” insofar as they purport to constitute a summary of the terms of the Underlying Shares, fairly summarize such terms in all material respects.

(u) (i) Ernst & Young LLP, who have audited certain financial statements of the Company and its subsidiaries, and have audited the Company’s internal control over financial reporting and expressed an opinion on management’s assessment thereof, are the independent registered public accounting firm for the Company as required by the Securities Act and the rules and regulations of the Commission thereunder; and (ii) to the knowledge of the Company, KPMG LLP, who have audited certain financial statements of Graceway Pharma Holding Corp. and its subsidiaries (“Graceway”), were the independent registered public accounting firm for Graceway as required by the American Institute of Certified Public Accountants.

(v) The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Except as disclosed in the Time of Sale Prospectus, the Company’s internal control over financial reporting was effective as of the end of the Company’s most recent audited fiscal year and the Company is not aware of any material weaknesses in its internal control over financial reporting.

(w) Except as disclosed in the Time of Sale Prospectus, since the date of the latest audited financial statements included or incorporated by reference in the Time of Sale Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. There has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in any material respect with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(x) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures were effective as of the end of the Company’s most recent audited fiscal year.

(y) Neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any director, officer, affiliate, employee, agent or representative of the Company or of any of its subsidiaries has made any unlawful offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and, to the Company’s knowledge, affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws.

(z) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(aa) (i) Neither the Company nor any of its subsidiaries (collectively, the “Entity”) nor, to the knowledge of the Entity, any director, officer, employee, agent, affiliate or representative of the Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(ii) The Entity represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) The Entity represents and covenants that, for the past five years, it has not knowingly engaged in, is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(bb) Since the date of the most recent financial statements of the Company included or incorporated by reference in the Time of Sale Prospectus, (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction required to be disclosed therein; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short term debt or long term debt of the Company and its subsidiaries, except in each case as disclosed in the Time of Sale Prospectus.

(cc) The Company and its subsidiaries do not own any real property and the Company and its subsidiaries have good and marketable title to all personal property owned by them, which is material to the business of the Company and its subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects except such as are described in the Time of Sale Prospectus, or such liens, encumbrances and defects that would not, individually or in the aggregate, have a Material Adverse Effect and, except as disclosed in the Time of Sale Prospectus, any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect and subject to the effects of bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights and general equitable principles (whether considered in a proceeding in equity or law).

(dd) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes in good faith to be prudent and customary in the businesses in which they are engaged; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, have a Material Adverse Effect or except as disclosed in the Time of Sale Prospectus.

(ee) The Company and its subsidiaries possess all certificates, approvals, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities (including, without limitation, the U.S. Food and Drug Administration (the “FDA”)) which are necessary to conduct their respective businesses as currently conducted, except where the failure to so possess would not, individually or in the aggregate, have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of proceedings seeking the revocation or material modification of any such certificate, approval, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as disclosed in the Time of Sale Prospectus.

(ff) Neither the Company nor any of its subsidiaries has actual knowledge of any actual or threatened enforcement action against the Company or any of its subsidiaries by the FDA or any other governmental entity which has jurisdiction over the operations of the

Company or any of the Company’s subsidiaries alleging that any operation or activity of the Company or any of its subsidiaries is in violation of any applicable law, rule, regulation, or permit, other than as disclosed in the Time of Sale Prospectus or as would not, individually or in the aggregate, have a Material Adverse Effect. All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any governmental entity by the Company or the Company’s subsidiaries have been so filed, maintained or furnished, except where the failure to so file, maintain, or furnish would not, individually or in the aggregate, have a Material Adverse Effect. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no material liability exists with respect to the completeness or accuracy of such filing.

(gg) All preclinical and clinical trials being conducted by or on behalf of the Company or the Company’s subsidiaries, to the knowledge of the Company, have been and are being conducted in compliance with applicable local, state and federal laws, rules and regulations (including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable, set forth in the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312) except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, there are no studies, tests or trials the results of which call into question the clinical results disclosed or referred to in the Time of Sale Prospectus or Prospectus, when viewed in the context in which such results are described and the clinical state of development. Except as disclosed in the Time of Sale Prospectus, the Company and the Company’s subsidiaries have not received any notices, correspondence or other communication from the FDA or any other governmental entity requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or the Company’s subsidiaries, or in which the Company or the Company’s subsidiaries have participated, which termination, suspension or modification would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(hh) Except as disclosed in the Time of Sale Prospectus, the manufacture of products by or on behalf of the Company and the Company’s subsidiaries, to the knowledge of the Company, has been and is being conducted in compliance with all applicable laws including the FDA’s current Good Manufacturing Practices, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. For the purposes of this Agreement, “Good Manufacturing Practices” means applicable current good manufacturing practices for drugs, including but not limited to the regulations for drugs and finished pharmaceutical products contained in 21 C.F.R. Part 210 and 211, respectively.

(ii) Except as disclosed in the Time of Sale Prospectus, neither the Company nor any of the Company’s subsidiaries has either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, or other action relating to an alleged lack of safety or efficacy of any product or product candidate, except for such actions that would not, individually or in the aggregate, have a Material Adverse Effect.

(jj) The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed by them through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not, individually or in the aggregate, have a Material Adverse Effect). No tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had, nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(kk) Neither the Company nor its controlled affiliates has taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amounts of Securities set forth in Schedule II hereto opposite its name at a price equal to 97.375% of the principal amount thereof, plus accrued interest, if any, from May 16, 2012 (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Securities, and the Underwriters shall have the right to purchase, severally and not jointly, up to 50,000,000 aggregate principal amount of Additional Securities at the Purchase Price. The Representatives may exercise this right on behalf of the Underwriters in whole or from time to time in part, on or before the thirtieth day following the date of this Agreement, by giving written notice. Any exercise notice shall specify the aggregate principal amount of Additional Securities to be purchased by the Underwriters and the date on which such securities are to be purchased. Each purchase date must be at least one business day after the written notice is given, unless waived in writing by the Company, may not be earlier than the Closing Date for the Firm Securities nor later than ten business days after the date of such notice. Additional Securities may be purchased solely for the purpose of covering over-allotments made in connection with the offering of the Firm Securities. On each day, if any, that Additional Securities are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the aggregate principal amount of Additional Securities (subject to such adjustments to eliminate fractional Securities as the Representatives may determine), that bears the same proportion to the total aggregate principal amount of Additional Securities to be purchased on such Option Closing Date as the aggregate principal amount of Firm Securities set forth in Schedule II hereto opposite the name of such Underwriter bears to the total aggregate principal amount of Firm Securities.

3. Public Offering. The Company is advised by you that the Underwriters propose to make a public offering of their respective portions of the Securities as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Company is further advised by you that the Securities are to be offered to the public upon the terms set forth in the Prospectus.

4. Payment and Delivery. Payment for the Firm Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Securities for the respective accounts of the several Underwriters at the offices of Davis Polk and Wardwell LLP at 10:00 A.M. New York City time on May 16, 2012, or at such other time on the same or such other date, not later than the fifth business day thereafter, as may be designated by you in writing. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Securities for the respective accounts of the several Underwriters through the facilities of the DTC on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than the tenth business day thereafter, as may be designated by you in writing.

The Firm Securities and the Additional Securities shall be registered in such names and in such denominations as the Representatives shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be, for the respective accounts of the several Underwriters.

5. Conditions to the Underwriters’ Obligations. The several obligations of the Underwriters are subject to the following conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date or the applicable Option Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b) The Underwriters shall have received on the Closing Date and on each Option Closing Date, if any, a certificate, dated the Closing Date or Option Closing Date, as the case may be, and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date or Option Closing Date, as the case may be, and that the Company has complied with all of the agreements in all material respects and satisfied all of the conditions on its part to be performed or satisfied hereunder in all material respects on or before such date.

The executive officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act within the applicable time period prescribed for such filing by the rules and regulations under the Securities Act; the final term sheet substantially in the form of Schedule I hereto, the other Free Writing Prospectuses listed in Schedule III hereto and any material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or, to the Company’s knowledge, threatened by the Commission and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act shall have been received; no stop order suspending or preventing the use of the Prospectus or any issuer free writing prospectus shall have been initiated or, to the Company’s knowledge, threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the Representatives’ reasonable satisfaction.

(d) The Underwriters shall have received on the Closing Date and on each Option Closing Date, if any, an opinion and 10b-5 letter of Latham & Watkins LLP, outside counsel for the Company, dated the Closing Date or Option Closing Date, as the case may be, to the effect set forth in Exhibits A-1 and A-2 hereto.

(e) The Underwriters shall have received on the Closing Date and on each Option Closing Date, if any, an opinion of Hunton & Williams LLP, regulatory counsel for the Company, dated the Closing Date or Option Closing Date, as the case may be, to the effect set forth in Exhibit B hereto.

(f) The Underwriters shall have received on the Closing Date and on each Option Closing Date, if any, an opinion of the General Counsel of the Company, dated the Closing Date or Option Closing Date, as the case may be, to the effect set forth in Exhibit C hereto.

(g) The Underwriters shall have received on the Closing Date and on each Option Closing Date, if any, an opinion and 10b-5 letter of Davis Polk & Wardwell LLP, counsel for the Underwriters, in form and substance reasonably satisfactory to the Underwriters.

The opinion of counsel for the Company described in Sections 5(d), (e) and (f) above shall be rendered to the Underwriters at the request of the Company and shall so state therein.

(h) The Underwriters shall have received, on each of the date hereof, the Closing Date and each Option Closing Date, if any, a letter dated the date hereof, the Closing Date or Option Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Ernst & Young LLP, independent public accountants for the Company and its subsidiaries, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(i) The Underwriters shall have received, on each of the date hereof, the Closing Date and each Option Closing Date, if any, a letter dated the date hereof, the Closing Date or Option Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from KPMG LLP, independent public accountants for Graceway, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(j) The “lock-up” agreements, each substantially in the form of Exhibit D hereto, between the Representatives and each executive officer or director of the Company relating to sales and certain other dispositions of Common Stock or certain other securities shall be in full force and effect on the Closing Date and each Option Closing Date, if any.

(k) The Securities shall have been approved for clearance and settlement through the facilities of The Depository Trust Company (“DTC”).

(l) The Underwriters shall have received from the Company and the Trustee a copy of the fully executed Indenture and copies of the fully executed Securities.

(m) An application for the listing of the Underlying Shares and any Shares issuable pursuant to the Warrant Documentation and any additional Warrant Documentation shall have been approved for listing on the New York Stock Exchange, subject to notice of issuance.

The several obligations of the Underwriters to purchase Additional Securities hereunder are subject to the delivery to you on the applicable Option Closing Date of such documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Securities to be sold on such Option Closing Date.

6. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) To furnish to you, without charge, a conformed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference) and to deliver to each of the Underwriters during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated therein by reference therein and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

(b) Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(c) To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which you reasonably object in a timely manner.

(d) Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e) If the Time of Sale Prospectus is being used to solicit offers to buy the Securities at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the reasonable opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with the Securities Act or the Exchange Act (as applicable) and, in each case, the rules and regulations promulgated thereunder, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with the Securities Act or the Exchange Act (as applicable) and, in each case, the rules and regulations promulgated thereunder.

(f) If, during such period after the first date of the public offering of the Securities as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, not misleading, or if, in the reasonable opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with the Securities Act or the Exchange Act (as applicable) and, in each case, the rules and regulations promulgated thereunder, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Securities may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g) To use reasonable efforts to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request; provided that in connection therewith, the Company will not be required to file a general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified, or subject itself to taxation for doing business in any jurisdiction in which it is not otherwise so subject.

(h) During any prospectus delivery period, to make generally available to the Company’s security holders and to you as soon as practicable an earning statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i) To apply the net proceeds from the sale of the Securities as described in the Time of Sale Prospectus and the Prospectus under the heading “Use of Proceeds”.

(j) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s and Graceway’s accountants in connection with the registration and delivery of the Securities under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Securities (within the time required by Rule 456(b)(1), if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of one firm or counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) all filing fees and the reasonable fees and disbursements of one firm or counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Securities by FINRA, (v) any fees charged by the rating agencies for the rating of the Securities,

(vi) the cost of the preparation, issuance and delivery of the Securities, (vii) the costs and charges of any trustee, transfer agent, registrar or depositary, (viii) the costs and expenses incident to listing the Underlying Shares on the New York Stock Exchange, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company (other than representatives of the Underwriters) and any such consultants, (x) the document production charges and expenses associated with printing this Agreement and (xi) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8 entitled “Indemnity and Contribution,” and the last paragraph of Section 10 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

(k) If the third anniversary of the date hereof occurs before all the Securities have been sold by the Underwriters, prior to the third anniversary to file a new shelf registration statement and to take any other action necessary to permit the public offering of the Securities to continue without interruption; references herein to the Registration Statement shall include the new registration statement declared effective by the Commission.

(l) The Company also covenants with each Underwriter that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the period ending 90 days after the date of the Prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause 1 or 2 above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. The foregoing sentence shall not apply to (a) the Securities and Underlying Shares to be sold hereunder, (b) the transactions described in the Hedge and Warrant Documentation, (c) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Underwriters have been advised in writing, (d) any shares of Common Stock issued, or options to purchase Common Stock granted, pursuant to existing employee benefit plans, or (e) the establishment of a repurchase plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the repurchase of shares of Common Stock.

(m) To prepare a final term sheet relating to the offering of the Securities, containing only information that describes the final terms of the Securities or the offering in a form consented to by the Representatives, and to file such final term sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Securities.

(n) To list the Underlying Shares issuable upon conversion of the Securities on the New York Stock Exchange.

(o) To reserve and keep available at all times, free of preemptive rights, sufficient Underlying Shares to enable the Company to satisfy any obligation to issue Underlying Shares upon conversion of the Securities (calculated after giving effect to the maximum number of shares of Common Stock at such time issuable upon conversion of the Securities upon the occurrence of any “make-whole adjustment event” (as defined in the Prospectus)).

(p) Between the date hereof and the Closing Date, not to do or authorize any act or thing that would result in an adjustment of the conversion rate of the Securities.

7. Covenants of the Underwriters. Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of, or used or referred to by, such Underwriter without the consent of the Company that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

8. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of the Underwriters and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (other than with respect to the registration Statement, in the light of the circumstances under which they were made) not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through you expressly for use therein.

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such

Underwriter, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through you expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus or the Prospectus or any amendment or supplement thereto.

In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would, in the reasonable judgment of the indemnified party’s counsel, be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Representatives, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by, or on behalf of, any indemnified party.

(c) To the extent the indemnification provided for in Section 8(a) or Section 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters bear to the aggregate initial public offering price of the Securities as set forth in the Prospectus. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amounts of Securities they have purchased hereunder, and not joint.

(d) The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(e) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9. Termination. The Underwriters may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the NYSE Amex Equities , the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, currency exchange rates or controls or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

10. Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Option Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Securities to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the principal amount of Firm Securities set forth opposite their respective names in Schedule II bears to the aggregate principal amount of Firm Securities set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Securities which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Securities and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Option Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Securities and the aggregate principal amount of Additional Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Additional Securities to be purchased on such Option Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Securities to be sold on such Option Closing Date or (ii) purchase not less than the aggregate principal amount of Additional Securities that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all documented out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder, it being understood that the Company will not be required to reimburse the Underwriters pursuant to this paragraph if this Agreement is terminated by the Underwriters pursuant to clauses (iii), (iv) or (v) of Section 9 titled “Termination”.

11. Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Securities.

(b) The Company acknowledges that in connection with the offering of the Securities: (i) the Underwriters have acted at arms length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to you at Deutsche

Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attention: Equity Capital Markeys – Syndicate Desk (with copy to: Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attention: General Counsel) and J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179; and if to the Company shall be delivered, mailed or sent to Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256, Attention: General Counsel.

************

Please confirm your agreement by signing a copy of this Underwriting Agreement in the space set forth below.

Very truly yours,

MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ Richard D. Peterson
	Name:	Richard D. Peterson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Underwriting Agreement]

Accepted as of the date hereof

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Acting severally on behalf of themselves and

as Representatives of the several Underwriters

named in Schedule II hereto

By:	DEUTSCHE BANK SECURITIES INC.

By:	/s/ Andrew Yaeger
Name: Andrew Yaeger
Title: Managing Director

By:	J.P. MORGAN SECURITIES LLC

By:	/s/ Dan Weinberg
Name: Dan Weinberg
Title: Vice President

[Signature Page to Underwriting Agreement]

SCHEDULE I

Pricing Term Sheet

[Follows on Next Page]

PRICING TERM SHEET	Issuer Free Writing Prospectus
Dated May 10, 2012	Filed Pursuant to Rule 433
Registration Statement No. 333-181292
Supplementing the Preliminary
Prospectus Supplement dated May 10, 2012
(To Prospectus dated May 10, 2012)

Medicis Pharmaceutical Corporation

1.375% Convertible Senior Notes due 2017

The information in this pricing term sheet supplements Medicis Pharmaceutical Corporation’s preliminary prospectus supplement, dated May 10, 2012 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, relating to the offering of the Notes (as defined below) (the “Offering”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Issuer:	Medicis Pharmaceutical Corporation (“Medicis”)

Ticker / Exchange:	MRX / The New York Stock Exchange (“NYSE”)

Title of Securities:	1.375% Convertible Senior Notes due 2017 (the “Notes”)

Aggregate Principal Amount Offered:	$450,000,000 of Notes

Offering Price:	The Notes will be issued at a price of 100% of their principal amount, plus accrued interest, if any, from May 16, 2012

Over-Allotment Option:	$50,000,000 principal amount of Notes

Annual Interest Rate:	The Notes will bear interest at a rate equal to 1.375% per annum from May 16, 2012

NYSE Last Reported Sale Price on May 10, 2012:	$37.66 per share of Medicis Class A common stock

Conversion Premium:	Approximately 25% above the NYSE Last Reported Sale Price on May 10, 2012

Initial Conversion Price:	Approximately $47.07 per share of Medicis Class A common stock

Initial Conversion Rate:	21.2427 shares of Medicis Class A common stock per $1,000 principal amount of Notes

Interest Payment Dates:	June 1 and December 1, beginning on December 1, 2012

Maturity Date:	June 1, 2017

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Trade Date:	May 11, 2012

Settlement Date:	May 16, 2012

CUSIP:	584690 AC5

ISIN:	US584690AC53

Underwriting Discount:	2.625%

Convertible Note Hedge and Warrant Transactions:	In connection with the pricing of the Notes, Medicis entered into convertible note hedge transactions with affiliates of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC (each of which is referred to as an “Option Counterparty”). Medicis also entered into warrant transactions with the Option Counterparties. The convertible note hedge transactions are expected to reduce potential dilution to Medicis’ Class A common stock and/or offset any cash payments Medicis is required to make in excess of the principal amount upon any conversion of Notes. However, the warrant transactions could separately have a dilutive effect to the extent that the market value per share of Medicis’ Class A common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their over-allotment option to purchase additional Notes, Medicis may enter into additional convertible note hedge and warrant transactions

Use of Proceeds:

Medicis estimates that the net proceeds from the Offering, after deducting estimated expenses payable by Medicis and the underwriters’ discount, will be approximately $436.2 million (or $484.9 million if the underwriters exercise their over-allotment option in full).

Medicis intends to use approximately $40.4 million of the net proceeds from the Offering to pay the cost of the convertible note hedge transactions described below (after such cost is partially offset by the proceeds to Medicis from the sale of the warrant transactions described below).

Medicis intends to use the remainder of the net proceeds from the Offering for general corporate purposes, which may include working capital, capital expenditures, repurchasing shares of Medicis’ Class A common stock from time to time, repaying its outstanding debt and corporate acquisitions.

Capitalization

After giving effect to Medicis’ use of approximately $40.4 million of the net proceeds from the Offering to pay the cost of the convertible note hedge transactions described above (after such cost is partially offset by the proceeds to Medicis from the sale of the warrant transactions described above), as of March 31, 2012:

•     the as-adjusted amount of “Cash and cash equivalents” in the table set forth in the “Capitalization” section of the Preliminary Prospectus Supplement would have been $492,121;

•     the as-adjusted amount of “Additional paid-in capital” in such table would have been $764,541;

•     the as-adjusted amount of “Total stockholders’ equity” in such table would have been $793,301; and

•     the as-adjusted amount of “Total capitalization” in such table would have been $1,412,627;

in each case, determined in the manner described in such “Capitalization” section of the Preliminary Prospectus Supplement.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event:	The table below sets forth the number of additional shares, if any, of Medicis Class A common stock by which the conversion rate will be increased for conversions in connection with a “make-whole adjustment event” as described in the Preliminary Prospectus Supplement, based on the stock price and effective date of the make-whole adjustment event.

	Stock Price
Effective Date	$37.66	$40.00	$42.50	$45.00	$47.50	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$90.00	$100.00
May 16, 2012	5.3106	4.6842	3.9557	3.3516	2.8481	2.4260	1.7715	1.3015	0.9594	0.7079	0.5210	0.3812	0.1968	0.0918
June 1, 2013	5.3106	4.7898	4.0043	3.3561	2.8190	2.3722	1.6877	1.2054	0.8615	0.6146	0.4359	0.3054	0.1408	0.0532
June 1, 2014	5.3106	4.7728	3.9317	3.2427	2.6776	2.2127	1.5132	1.0345	0.7050	0.4766	0.3180	0.2074	0.0771	0.0160
June 1, 2015	5.3106	4.5831	3.6809	2.9522	2.3645	1.8910	1.2032	0.7584	0.4716	0.2871	0.1685	0.0929	0.0155	0.0000
June 1, 2016	5.3106	4.1054	3.1193	2.3464	1.7477	1.2894	0.6816	0.3448	0.1637	0.0689	0.0204	0.0000	0.0000	0.0000
June 1, 2017	5.3106	3.7573	2.2867	0.9795	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Notwithstanding anything in the indenture governing the Notes to the contrary, Medicis may not increase the conversion rate to more than 26.5533 shares per $1,000 principal amount of Notes pursuant to the events described in “Description of the Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event” in the Preliminary Prospectus Supplement, though Medicis will adjust such number of shares for the same events for which it must adjust the conversion rate as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments” in the Preliminary Prospectus Supplement.

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•

between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•

in excess of $100.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•

less than $37.66 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

General

This communication is intended for the sole use of the person to whom it is provided by the sender.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state.

Medicis has filed a registration statement (including a prospectus dated May 10, 2012 and a Preliminary Prospectus Supplement dated May 10, 2012) with the Securities and Exchange Commission, or SEC, for the Offering. Before you invest, you should read the Preliminary Prospectus Supplement, the accompanying prospectus and the other documents Medicis has filed with the SEC for more complete information about Medicis and the Offering. You may get these documents for free by visiting EDGAR on the SEC web site at

www.sec.gov. Alternatively, Medicis and the underwriters will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request it by contacting Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by calling 1-800-503-4611 or emailing prospectus.cpdg@db.com or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling 1-866-803-9204.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE II

Underwriter	Principal Amount of Firm Securities To Be Purchased
Deutsche Bank Securities Inc.	$270,000,000
J.P. Morgan Securities LLC	180,000,000

Total	$450,000,000

SCHEDULE III

Free Writing Prospectuses included in the Time of Sale Prospectus

(a)	Press release related to the announcement of the proposed offering, filed with the Commission, on May 10, 2012.

(b)	Press release related to the pricing of the Securities in a form mutually agreed upon by the Company and the Underwriters, to be filed with the Commission on May 11, 2012.

(c)	Pricing term sheet in the form attached hereto as Schedule I, to be filed with the Commission on May 11, 2012

Exhibit A-1

Form of Opinion of Latham & Watkins LLP

A-1-1

Exhibit A-2

Form of 10b-5 letter of Latham & Watkins LLP

A-2-1

Exhibit B

Form of Opinion of Regulatory Counsel for the Company

B-1

Exhibit C

Form of Opinion of General Counsel of the Company

C-1

Exhibit D

Form of Lock-up Agreement

LOCK-UP AGREEMENT

May     , 2012

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

c/o Deutsche Bank Securities Inc.

60 Wall Street, 4th Floor

New York, New York 10005

Ladies and Gentlemen:

The undersigned understands that Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC (collectively, the “Underwriters”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Medicis Pharmaceutical Corporation (the “Company”), providing for the public offering by the Underwriters of 1.375% Convertible Senior Notes Due 2017 (the “Securities”), of the Company (the “Public Offering”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned agrees that, without the prior written consent of the Underwriters, the undersigned will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of common stock, par value $0.014 of the Company (the “Common Stock”) (including, without limitation, shares of Common Stock of the Company which may be deemed to be beneficially owned by the undersigned currently or hereafter in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and shares of Common Stock which may be issued upon exercise of a stock option or warrant) and any other security convertible into or exchangeable for Common Stock or enter into any Hedging Transaction (as defined below) relating to the Common Stock (each of the foregoing referred to as a “Disposition”) during the period specified in the following paragraph (the “Lock-Up Period”). The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the undersigned. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

The initial Lock-Up Period will commence on the date hereof and continue until, and include, the date that is 90 days after the date of the final prospectus relating to the Public Offering (the “Initial Lock-Up Period”); provided, however, that if (1) during the last 17 days of the Initial Lock-Up Period, (A) the Company releases earnings results or (B) material news or a material event relating to the Company occurs, or (2) prior to the expiration of the Initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period following the last day of the Initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of material news or a material event relating to the Company, as the case may be, unless the Underwriters waive, in writing, such extension. Notwithstanding the foregoing, there shall be no extension to the Initial Lock-Up Period if, at the end of the Initial Lock-Up Period, (i) the Company’s shares of Common Stock are “actively-traded securities” as such term is defined in Regulation M under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the Underwriters are able to publish or distribute research reports concerning the Company or its industry pursuant to Rule 139 of the Securities Act.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this agreement during the period from the date of this agreement to and including the 34th day following the expiration of the Initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

Notwithstanding the foregoing, the undersigned may transfer shares of Common Stock or other Company securities (i) by gift (including to a trust), (ii) by distribution to partners, members or shareholders of the undersigned, (iii) by will or by intestacy, (iv) to the Company in an amount deemed to occur upon the cashless exercise of options granted pursuant to the Company’s employee benefit plans in existence on the date hereof, (v) to the Company in an amount necessary to satisfy taxes payable in connection with awards granted pursuant to the Company’s employee benefit plans in existence on the date hereof; provided, however, that, in case of clauses (i) and (ii) above, (A) it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the provisions of this Lock-Up Agreement and (B) the transfer does not trigger any filing or reporting requirement or obligation or result in any other voluntary or mandatory public disclosure, including but not limited to Form 4 of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than a filing of a Form 5 made after expiration of the 90-day period reference above); provided, further, that, in the case of clauses (iv) and (v) above, any filings under the Exchange Act or otherwise made in connection with any such exercise shall state that the transfer was made in connection with the exercise of options or the awards of grants, and; provided, further, that, in the case of clause (iv) above, the shares of Common Stock obtained as a result of such exercise shall be subject to this Lock-Up Agreement.

Notwithstanding the foregoing, if the undersigned has any outstanding options that will expire during the Lock-Up Period and that were issued by the Company to the undersigned pursuant to equity compensation plans in existence on the date hereof, the undersigned may exercise such options for shares of Common Stock via a cashless exercise (including any broker-assisted cashless exercise), provided, however, that (i) any filings under the Exchange Act or otherwise made in connection with any such exercise shall state that the transfer was made in connection with the exercise of options, and (ii) the shares of Common Stock obtained as a result of such exercise shall be subject to this Lock-Up Agreement.

Furthermore, notwithstanding the foregoing, the undersigned may transfer shares of Common Stock; provided, however, that the aggregate number of shares of Common Stock that the undersigned may transfer during the Lock-Up Period shall not exceed             shares of Common Stock1.

The undersigned agrees that the Company may, and that the undersigned will, (i) with respect to any shares of Common Stock or other Company securities for which the undersigned is the record holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such securities on the transfer books and records of the Company and (ii) with respect to any shares of Common Stock or other Company securities for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such securities to cause the transfer agent for the Company to note stop transfer instructions with respect to such securities on the transfer books and records of the Company.

In addition, the undersigned hereby waives any and all notice requirements and rights with respect to registration of securities pursuant to any agreement, understanding or otherwise setting forth the terms of any security of the Company held by the undersigned, including any registration rights agreement to which the undersigned and the Company may be party; provided that such waiver shall apply only to the proposed Public Offering, and any other action taken by the Company in connection with the proposed Public Offering.

The undersigned hereby agrees that, to the extent that the terms of this Lock-Up Agreement conflict with or are in any way inconsistent with any registration rights agreement to which the undersigned and the Company may be a party, this Lock-Up Agreement supersedes such registration rights agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

[1]	Total aggregate amount of shares for all of the Company’s directors and executive officers not to exceed 547,056 shares of Common Stock.

Notwithstanding anything herein to the contrary, if the closing of the Public Offering has not occurred prior to February 10, 2013, this agreement shall be of no further force or effect.

Very truly yours,

Signature

Printed Name

D-4